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[LETTERHEAD OF KPMG]
                                                                    Exhibit 23.1








The Board of Directors
Caithness Coso Funding Corp.:

We consent to the use of our report included herein for Caithness Coso Funding Corp. dated April 23, 1999, relating to the balance sheet of Caithness Coso Funding Corp. and to the reference to our firm under the heading "Experts" in the registration statement.


/s/ KPMG

New York, NY
July 27, 1999